UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

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Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

Primus Guaranty, Ltd.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Primus Guaranty, Ltd.
Clarendon House, 2 Church Street
Hamilton HM 11, Bermuda
Tel: 441-296-0519

United States Mailing Address:
c/o Primus Asset Management, Inc.
360 Madison Avenue, 23rd Floor
New York, New York 10017
Tel: 212-697-2227

March 20, 2007

Dear Shareholder,

You are cordially invited to attend the 2007 Annual General Meeting of Shareholders of Primus Guaranty, Ltd., which will be held on May 8, 2007 at 8:00 A.M., local time, at The Elbow Beach Hotel, 60 South Shore Road, Paget Parish, Bermuda.

Details of the business to be presented at the meeting can be found in the accompanying Notice of Annual General Meeting and Proxy Statement. Whether or not you are able to attend, it is important that your shares be represented at the meeting. Accordingly, we ask that you please complete, sign, date and return the enclosed proxy card at your earliest convenience.

On behalf of the Board of Directors and management of Primus, I extend our appreciation for your continued support.

Yours sincerely,
Thomas W. Jasper Chief Executive Officer

PRIMUS GUARANTY, LTD.

NOTICE OF 2007 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 8, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual General Meeting of Shareholders of Primus Guaranty, Ltd. will be held on May 8, 2007 at 8:00 A.M., local time, at The Elbow Beach Hotel, 60 South Shore Road, Paget Parish, Bermuda for the following purposes:

1.	To elect four Class I directors to hold office for three years and until their successors are elected and qualified;

2.	To appoint Ernst & Young LLP as the Company’s independent auditors and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration; and

3.	To consider and act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

During the meeting, management also will present the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006. Copies of the financial statements are contained in the Company’s 2006 Annual Report to Shareholders and Annual Report on Form 10-K, which are being mailed to shareholders together with this proxy statement.

Only holders of record of the Company’s common shares on March 19, 2007 are entitled to notice of, and to vote at, the Annual General Meeting and any adjournment or postponement thereof. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card to ensure that your common shares are represented at the meeting. Shareholders of record who attend the meeting may vote their common shares in person, even though they have sent in proxies.

By Order of the Board of Directors,
Scott H. Davis Secretary

March 20, 2007

PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.    THE PROXY IS REVOCABLE AND IT WILL NOT BE USED IF YOU: GIVE WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF PRIMUS GUARANTY, LTD., CLARENDON HOUSE, 2 CHURCH STREET, HAMILTON HM 11, BERMUDA PRIOR TO THE VOTE TO BE TAKEN AT THE MEETING; SEND ANOTHER PROXY CARD WITH A LATER DATE; OR ATTEND AND VOTE AT THE MEETING.

PRIMUS GUARANTY, LTD.

PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 8, 2007

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Primus Guaranty, Ltd., a company organized under the laws of Bermuda, for use at the Company’s Annual General Meeting of Shareholders to be held at The Elbow Beach Hotel, 60 South Shore Road, Paget Parish, Bermuda, on May, 8, 2007 at 8:00 A.M., local time, and at any adjournments or postponements thereof.

The Notice of Annual General Meeting, this proxy statement and the enclosed form of proxy are first being sent or given to shareholders of the Company on or about April 5, 2007.

Purposes of Meeting

The purposes of the meeting are to consider and act upon the following matters:

1.	To elect four Class I directors to hold office for three years and until their successors are elected and qualified;

2.	To appoint Ernst & Young LLP as the Company’s independent auditors and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration; and

3.	To consider and act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date

Only holders of record of the Company’s common shares at the close of business on March 19, 2007, the record date, are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. The Company’s common shares are its only outstanding class of voting securities. Each common share entitles the holder of record thereof to one vote. As of the record date, there were 44,942,218 common shares outstanding.

How You Can Vote

Shareholders of record can vote in either one of the following ways:

•	by completing, signing and returning the enclosed proxy card; or

•	by attending the Annual General Meeting and voting in person.

Shareholders who hold their shares through a broker, bank or other nominee (in ‘‘street name’’) must vote their shares in accordance with the procedures prescribed by their broker, bank or other nominee. Shareholders who wish to vote using the enclosed proxy card should sign and return their signed proxies before the Annual General Meeting. The proxies will vote their shares as they direct.

Shareholders can specify whether their shares should be voted for all, some or none of the nominees for director (Proposal One on the proxy card). They can also specify whether they approve, disapprove or abstain from the other proposals to be presented at the meeting.

If you do not specify on your proxy card how you want to vote your shares, the proxies will vote them ‘‘FOR’’ the election of all nominees for director as set forth under Proposal One, ‘‘FOR’’ Proposal Two and, with respect to any other matters which may properly come before the Annual General Meeting or any adjournment or postponement thereof, at the discretion of the proxy holders.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised in any of the following ways:

•	by notifying the Company’s Secretary in writing;

•	by submitting another proxy by mail that is received at a later date and that is properly signed; or

•	by voting in person at the meeting.

You may not revoke a proxy merely by attending the meeting. To revoke a proxy, you must take one of the actions described above.

Quorum and Required Votes

The presence, in person or by proxy, of two or more persons at the start of the meeting and representing, in person or by proxy, in excess of 50% of the total issued voting shares is necessary to constitute a quorum.

The affirmative vote of a majority of the common shares represented and voting at the Annual General Meeting is required for the election of directors, as well as the appointment of the Company’s independent auditors and authorization of the Audit Committee of the Board of Directors to set the auditors’ remuneration.

Abstentions are counted as ‘‘shares present’’ at the meeting for the purposes of determining whether a quorum exists. However, since abstentions are not votes cast in favor of or against any matter, they will not affect the outcome of the vote. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called ‘‘broker non-votes’’) are also considered ‘‘shares present,’’ but also will not affect the outcome of any vote.

Solicitation

We have hired D.F. King & Co., Inc. to assist us in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $8,500 plus out-of-pocket expenses. Proxies will be solicited on behalf of the Board of Directors by mail, in person and by telephone. The Company will bear the cost of soliciting proxies. The Company will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold shares.

Audited Financial Statements

Under Bermuda law, audited financial statements must be presented to shareholders at an annual general meeting of shareholders. To fulfill this requirement, the Company will present at the Annual General Meeting audited consolidated financial statements for fiscal year 2006. Copies of the financial statements are contained in the Company’s 2006 Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K, and is being mailed to shareholders together with this proxy statement.

Other Matters to be Acted Upon

The Company does not know of any matters to be presented or acted upon at the meeting other than the items described in this proxy statement. If any other matter is presented at the Annual General Meeting on which a vote may properly be taken, the shares represented by proxies will be voted at the discretion of the proxy holders.

Returning Your Proxy Card

Shareholders should complete and return the proxy card as soon as possible. In order to assure that your proxy is received in time to be voted at the Annual General Meeting, the proxy card must be completed in accordance with the instructions on it. If your common shares are held in street name, you should return your proxy card or voting instruction card in accordance with the instructions on that card or as provided by the bank, brokerage firm or other nominee that holds Company common shares on your behalf.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 19, 2007, to the knowledge of the Company, the beneficial ownership of the Company’s common shares by (i) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding common shares of the Company, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table below, and (iv) all directors, nominees and executive officers of the Company as a group:

Name	Number of Shares Beneficially Owned(1)	Percentage of Common Shares Outstanding as of March 19, 2007
Greater than 5% Shareholders:
XL Capital Ltd XL House One Bermudiana Road Hamilton HM 11, Bermuda	14,901,482	33.2	%(2)
Transamerica Life Insurance Company c/o AEGON USA Investment Management LLC 4333 Edgewood Road N.E. Cedar Rapids, Iowa 52499	5,592,266	12.4	%(3)
U.S. Trust Corporation 114 West 47th Street, 25th Floor New York, New York 10036-15632	3,488,695	7.8	%(4)
TimesSquare Capital Management, LLC Four Times Square, 25th Floor New York, New York 10036	2,860,973	6.4	%(5)
Century Capital Management, LLC 100 Federal St. Boston, MA 02110	2,628,950	5.8	%(6)
Second Curve Capital, LLC 405 Lexington Avenue, 52nd Floor New York, New York 10174	2,499,300	5.6	%(7)
UBS AG Bahnhofstrasse 45 PO Box CG-8021 Zurich, Switzerland	2,239,853	5.0	%(8)
Non-Executive Directors and Non-Executive Director Nominees:
Michael P. Esposito, Jr.	75,000		*(9)
Frank P. Filipps	9,900		*(10)
Duncan E. Goldie-Morrison	29,681		*(11)
Paul S. Giordano	—		*(12)
Thomas J. Hartlage	3,500		*(13)
James K. Hunt	9,681		*(14)
Fiona E. Luck	—		*
Robert R. Lusardi	29,690		*(15)
John A. Ward, III	19,681		*(16)

Name	Number of Shares Beneficially Owned(1)	Percentage of Common Shares Outstanding as of March 19, 2007
Executive Officers:
Thomas W. Jasper Chief Executive Officer & Director	723,287	1.6	%(17)
Richard Claiden Chief Financial Officer	73,591		*(18)
Charles McLendon President-Primus Asset Management, Inc.	48,263		*(19)
Charles B. Truett Head of Portfolio Management	112,316		*(20)
Zachary Snow Former General Counsel	—		*(21)
All directors, nominees and executive officers as a group (13 persons)	1,128,590	2.5%

*	Less than 1% of common shares outstanding.

(1)	The number shown reflects the number of common shares beneficially owned as of March 19, 2007, to the knowledge of the Company, based on information furnished by the persons named, public filings and the Company’s records. A person is deemed to be a beneficial owner of common shares if the person, either alone or with others, has the power to vote or to dispose of those common shares. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment authority with respect to the shares listed. To the extent indicated in the notes below, common shares beneficially owned by a person include common shares of which the person has the right to acquire beneficial ownership within 60 days after March 19, 2007. There were 44,942,218 of the Company’s common shares outstanding as of March 19, 2007.

(2)	XL Capital Ltd beneficially owns 14,901,482 common shares, held by XL Insurance (Bermuda) Ltd., a wholly-owned subsidiary of XL Capital Ltd.

(3)	According to a Schedule 13G dated February 14, 2006 filed by Transamerica Life Insurance Company, Transamerica Life Insurance Company beneficially owns 5,582,585 common shares. 9,681 deferred common shares granted in connection with Thomas Hartlage’s service on the Board of Directors are also included since Mr. Hartlage ceded to them beneficial ownership of such deferred shares.

(4)	According to a Schedule 13G dated February 14, 2007 filed by U.S. Trust Corporation and related entities, U.S. Trust Corporation beneficially owns 3,488,695 common shares and has sole voting power with respect to 430,695 of such shares and sole dispositive power with respect to 3,480,695 of such shares.

(5)	According to a Schedule 13G dated February 9, 2007 filed by TimesSquare Capital Management, LLC, TimesSquare Capital Management, LLC beneficially owns 2,860,973 common shares and has sole voting power with respect to 2,610,373 of such shares and sole dispositive power with respect to all of such shares.

(6)	According to a Schedule 13G dated February 13, 2007 filed by Century Capital Management LLC, Century Capital Management LLC beneficially owns 2,628,950 common shares and has sole voting and dispositive power with respect to all such shares.

(7)	According to a Schedule 13G dated February 14, 2007 jointly filed by Second Curve Capital, LLC and Thomas K. Brown: (a) Second Curve Capital, LLC beneficially owns 2,499,300 common shares and has shared voting power and shared dispositive power with respect to all such shares and (b) Thomas K Brown is the managing member of Second Curve Capital, LLC and as a result of his relationship with Second Curve Capital, LLC, Thomas K. Brown may be deemed to have shared voting and investment power with respect to all common shares beneficially owned by Second Curve Capital, LLC. Thomas K. Brown, however, expressly disclaims beneficial ownership of such shares.

(8)	According to a Schedule 13G dated February 23, 2007 filed by UBS AG, UBS Americas Inc. and UBS Global Asset Management (Americas) Inc., UBS AG and UBS Americas Inc, beneficially own 2,239,583 common shares and have sole voting power with respect to 1,787,758 of such shares and shared dispositive power with respect to 2,239,583 of such shares. UBS Global Asset Management (Americas) Inc. beneficially owns 2,175,453 common shares and has sole voting power with respect to 1,723,358of such shares and shared dispositive power with respect to 2,175,453 of such shares.

(9)	Excludes 14,901,482 common shares owned by XL Insurance (Bermuda) Ltd, as to which Mr. Esposito disclaims beneficial ownership.

(10)	Includes 9,900 deferred common shares deliverable upon the date Mr. Filipps leaves the Board.

(11)	Includes 9,681 deferred common shares deliverable upon the date Mr. Goldie-Morrison leaves the Board.

(12)	Excludes 14,901,482 common shares owned by XL Insurance (Bermuda) Ltd, as to which Mr. Giordano disclaims beneficial ownership.

(13)	Excludes 5,582,585 common shares owned by Transamerica Life Insurance Company, as to which Mr. Hartlage disclaims beneficial ownership. Also excludes 9,681 deferred common shares deliverable upon the date Mr. Hartlage leaves the Board, as to which Mr. Hartlage has ceded his ownership to Transamerica Life Insurance Company.

(14)	Includes 9,681 deferred common shares deliverable upon the date Mr. Hunt leaves the Board.

(15)	Includes 7,890 deferred common shares deliverable upon the date Mr. Lusardi leaves the Board.

(16)	Includes 9,681 deferred common shares deliverable upon the date Mr. Ward leaves the Board.

(17)	Includes 125,000 common shares beneficially owned by Mr. Jasper by trust and 151,563 common shares which may be acquired upon the exercise of options. Excludes 303,438 unvested options, 71,848 unvested restricted share units and 151,137 unvested performance common shares. Unvested awards are shown without reduction for any withholding tax that may be paid in kind.

(18)	Includes 27,363 common shares which may be acquired upon the exercise of options. Excludes 125,838 unvested options, 29,345 unvested restricted share units and 20,500 unvested performance common shares. Unvested awards are shown without reduction for any withholding tax that may be paid in kind.

(19)	Includes 23,750 common shares which may be acquired upon the exercise of options. Excludes 271,250 unvested options and 64,904 unvested restricted share units. Unvested awards are shown without reduction for any withholding tax that may be paid in kind.

(20)	Includes 88,569 common shares which may be acquired upon the exercise of options. Excludes 46,956 unvested options, 12,877 unvested restricted share units and 34,771 unvested performance common shares. Unvested awards are shown without reduction for any withholding tax that may be paid in kind. Mr. Truett has announced that he will be leaving the Company’s employ at the end of the first quarter 2007.

(21)	Mr. Snow resigned effective July 10, 2006.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2006 with respect to compensation plans (including individual compensation agreements) approved by security holders and under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (c)
Equity compensation plans approved by security holders
Share Awards(1)	645,354
Options	858,158	$11.18
Total	1,503,512		3,506,557

(1)	Includes restricted share units and performance shares, assuming target performance.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines for the Company and the Board to ensure effective corporate governance. The Corporate Governance Guidelines are summarized below, and the full text of the Corporate Governance Guidelines, as well as the text of the charters of the Board committees, are available on the Company’s website at www.primusguaranty.com under the heading ‘‘Investor Relations — Corporate Governance.’’ The Company will also provide a printed copy of the Corporate Governance Guidelines and the charters of the Board committees upon request.

Board Organization

The Company’s Board of Directors currently consists of ten members. There are currently nine directors and one vacancy. The Company’s Bye-laws provide for a staggered board of directors. The directors are divided into three classes. Each year one class of directors will stand for election for a term of three years. The current directors and their respective classes and terms are as follows:

•	Messrs. Frank P. Filipps, Thomas J. Hartlage, and James K. Hunt have been designated Class II directors whose terms will expire at the 2009 Annual General Meeting of Shareholders.

•	Messrs. Paul S. Giordano, Robert Lusardi, and John A. Ward, III have been designated Class III directors whose terms will expire at the 2008 Annual General Meeting of Shareholders; and

•	Messrs. Michael P. Esposito, Jr., Duncan E. Goldie-Morrison and Thomas W. Jasper have been designated Class I directors whose terms will expire at this year’s Annual General Meeting of Shareholders. Messrs. Esposito, Goldie-Morrison and Jasper are standing for re-election and Fiona E. Luck has been nominated to fill the vacancy (See ‘‘Proposal One-Election of Directors’’). Ms. Luck was recommended as a director nominee by non-management directors. She will be designated a Class I director if elected.

The Board maintains four committees: the Audit Committee, the Compensation Committee, the Finance and Investment Committee, and the Nominating and Corporate Governance Committee. (See ‘‘Committees of the Board of Directors’’)

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines, together with the charters of the various Board committees, provide a framework for the corporate governance of the Company. Among the responsibilities of the Board of Directors are to: ensure that the Company operates in a legal, ethical and socially responsible manner; select, evaluate and offer substantive advice and counsel to the Company’s Chief Executive Officer; review, approve and monitor fundamental financial and business strategies and major corporate actions; oversee the Company’s capital structure and financial policies and practices; assess major risks facing the Company and review options for their mitigation; and provide counsel and oversight on the selection, evaluation, development and compensation of executive officers.

The Board has determined that all of the Company’s current and nominated directors, except Thomas W. Jasper, who is an employee of the Company, are independent under the standards set forth in the Company’s Corporate Governance Guidelines and the listing standards of the New York Stock Exchange (the ‘‘NYSE’’) since none of them have any material relationship with the Company which the Board believes would compromise their independence. However, the Board has determined that Michael P. Esposito, Jr. and Paul S. Giordano and, if elected, Fiona E. Luck, will not satisfy the independence standards of the Securities and Exchange Commission (the ‘‘SEC’’) for service on the Audit Committee because of their affiliation with XL Capital Ltd, the Company’s largest shareholder. The Corporate Governance Guidelines provide that credit default swaps and credit default swap portfolio engagements between a director’s employer and its affiliates, affiliations with a significant (25% or more) shareholder of the Company and joint service with employees on the board of a not-for-profit corporation, do not impair a director’s independence, except that affiliation with a significant shareholder does impair a director’s independence with respect to service on the Audit Committee. A copy of the definition of independent directors under the Company’s Corporate Governance Guidelines is available at the Company’s website located at www.primusguaranty.com under the heading ‘‘Investor Relations — Corporate Governance — Governance Guidelines.’’ Every director must seek the consent of the Nominating and Corporate Governance Committee and the Chairperson of the Board to confirm the absence of any actual or potential conflict prior to accepting any invitation to serve on another corporate or, in the case of a management director, not-for-profit board of directors or with any government or advisory group.

The Corporate Governance Guidelines require that the non-management directors of the Board meet in executive session at least once per year, without any management directors and any other members of the Company’s management present, to (1) evaluate the Chief Executive Officer, (2) review management succession planning, and (3) consider such other matters as they may deem appropriate. Mr. Esposito, the Chairman of our Board and Chairman of the Company’s Nominating and Corporate Governance Committee, presides at the executive sessions.

Under the Corporate Governance Guidelines, the Board must conduct an annual (1) self-evaluation of its performance and the performance of its individual members; and (2) evaluation of each Board committee’s performance and the performance of the individual members of such committees to determine whether the Board and its committees are functioning effectively. The Board’s evaluation is based, in part, on the Nominating and Corporate Governance Committee’s evaluation of the Board and the self-evaluations conducted by each of the committees. The Company’s directors have full access to management and corporate staff and are provided with an orientation program for new directors and continuing education for all directors.

The Board of Directors held four meetings during 2006. Each incumbent director attended 75% or more of the total number of meetings of the Board and the committees on which he served held during his period of service since the last Annual General Meeting of Shareholders.

Director Attendance at Annual General Meeting of Shareholders

The Company’s policy is that our directors are expected to attend the Annual General Meeting of Shareholders unless extenuating circumstances prevent them from attending. All of our then serving directors attended last year’s Annual General Meeting of Shareholders.

Communications with Directors

Shareholders or other interested parties who wish to send communications on any topic to the Board or to the non-management directors as a group, or to the presiding director, Mr. Esposito, may do so by writing to Primus Guaranty, Ltd. at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda. Alternatively, they may write to James Gribbin, Director of Internal Audit, c/o Primus Asset Management, Inc., 360 Madison Avenue, 23rd Floor, New York, New York 10017 or via e-mail at jgribbin@primusguaranty.com.

Review, Approval or Ratification of Transactions with Related Persons

Any transaction with the Company in which a director, executive officer or beneficial holder of more than 5% of the outstanding common shares of the Company, or any immediate family member of the foregoing (each, a ‘‘related person’’), has a direct or indirect material interest, and where the amount involved exceeds $120,000, must be disclosed by the Company in its public filings. Any such transaction would be subject to the Company’s written policy respecting the review, approval or ratification of related person transactions, which is contained in the Company’s Code of Business Conduct and Ethics. Under this policy any related party transaction that would be required to be publicly disclosed must be approved or ratified by the Board of Directors or the Nominating and

Corporate Governance Committee, in writing, before the proposed related party transaction may be undertaken. In approving or ratifying a transaction under this policy, the Board of Directors or the Nominating and Corporate Governance Committee must determine that the transaction is fair and reasonable to the Company. For 2006, there were no transactions between the Company and a related person subject to this policy.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics, applicable to all employees and directors. The Code of Business Conduct and Ethics covers various topics, including conflicts of interest, confidentiality of information and compliance with laws and regulations. A copy of the Company’s Code of Business Conduct and Ethics is available at the Company’s website located at www.primusguaranty.com under the heading ‘‘Investor Relations — Corporate Governance.’’ The Company will also provide a printed copy upon request.

PROPOSAL ONE – ELECTION OF DIRECTORS

Nominees for Election for Three-Year Terms Expiring in 2010

Michael P. Esposito, Jr.    has been the Chairman of the Company’s Board of Directors since March 2002. He has been non-executive Chairman of the Board of Directors of XL Capital Ltd (NYSE: XL), a provider of insurance and reinsurance coverage and financial products and services, since 1995 and a director since 1986. Since 1995 he has served as a director of Forest City Enterprises, Inc. (NYSE: FCY), a real estate development and management firm, and since 1997 as a director of Annuity and Life Re (Holdings), Ltd., a life reinsurance company. Mr. Esposito served as Co-Chairman of the Board of Directors of Inter-Atlantic Capital Partners, Inc., an investment banking firm, from 1995 to 2000. In 2007 Mr. Esposito became non-executive Chairman of the Board of Directors of Security Capital Assurance Ltd. Mr. Esposito served as Executive Vice President and Chief Corporate Compliance, Control and Administration Officer of The Chase Manhattan Corporation from 1991 to 1995, having previously served as Executive Vice President and Chief Financial Officer from 1987 to 1991. Mr. Esposito is 67 years old.

Duncan E. Goldie-Morrison has been a director of the Company since October 2004. Mr. Goldie-Morrison serves as Head of Longer Term Investments at Ritchie Capital Management, a multi-strategy hedge fund, where he previously served as President. Between 1993 and 2003, he was Managing Director, Head of Global Markets Group and Head of Asia at Bank of America. He was responsible for the origination, syndication, sales, trading and research components of the bank’s debt businesses. He was also responsible for interest rate, credit and commodity derivatives and foreign exchange. Additionally, he managed the company’s businesses in Asia and Latin America. He was a member of Bank of America’s Management Operating Committee, the Asset and Liability Committee and the Trading Risk Committee. Mr. Goldie-Morrison serves on the board of directors of ICAP, plc (London Stock Exchange: IAPL), a voice and electronic securities interdealer broker. Mr. Goldie-Morrison was an International Swaps and Derivatives Association, or ISDA, board member for four years and a board member and executive committee member of the Bond Market Association. He was also a member of Duke University’s Capital Markets Center Advisory Board. Mr. Goldie-Morrison is 51 years old.

Thomas W. Jasper has been Chief Executive Officer of the Company since March 2001 and a director since March 2002. Mr. Jasper joined the Company in October 1999 as a consultant to assist in the Company’s formation. Prior to joining the Company, Mr. Jasper served for 17 years as a key executive of Salomon Brothers Inc. and its successor, Salomon Smith Barney Holdings, Inc. In 1982, Mr. Jasper was one of the founders of Salomon’s interest rate swap business. While at Salomon, in 1984 Mr. Jasper co-founded ISDA, served as one of its first Co-Chairmen, and worked to establish ISDA as the world’s preeminent swap association. Mr. Jasper became the Chief Operating Officer of Salomon’s non-Japan Asian business in 1994. In 1997, after the acquisition of Salomon Brothers Inc. by The Travelers Group, Inc., Mr. Jasper created the Global Treasury business plan and structure for the merged firm. Mr. Jasper continued as the Global Treasurer of Salomon Smith Barney until late 1998. Mr. Jasper serves on the boards of directors of Phoenix House Foundation, the Wellspring Foundation and the executive boards of the Cox School of Business at Southern Methodist University and the McCombs School of Business at the University of Texas. Mr. Jasper is 58 years old.

Fiona E. Luck is a new nominee. Since 2006, she has served as Executive Vice President and Chief of Staff of XL Capital Ltd (NYSE: XL) responsible for management of XL’s Corporate Strategy, Legal, Corporate Actuarial, Human Resources, Corporate Communications, Marketing and Corporate Social Responsibility departments. On February 22, 2007, she was also named as interim Chief Financial Officer of XL Capital Ltd. She joined XL Capital Ltd in 1999 as Executive Vice President – Group Operations. From 1997 to 1999, she was Executive Vice President for Financial Lines and Joint Ventures at ACE Bermuda with responsibility for all Alternative Risk operations and Financial Guarantee and Political Risk joint ventures. From 1983 to 1997, she held a number of progressively senior management positions with Marsh & McLennan. Ms. Luck is 49 years old.

If elected as Class I directors, the terms of office of Michael P. Esposito, Jr., Duncan E. Goldie-Morrison, Thomas W. Jasper and Fiona E. Luck will expire at the Annual General Meeting of

Shareholders to be held in 2010. The other directors of the Company are not standing for election this year and continue in office for the remainder of their terms.

The Board recommends that shareholders vote FOR the election of the four nominees as Class I directors.

Directors Continuing in Office until 2009

Frank P. Filipps has been a director of the Company since March 2002. In April 2005, Mr. Filipps was elected Chairman and Chief Executive Officer of Clayton Holdings, Inc., an information services and analytics company that provides credit and risk management products, primarily mortgage related, to participants in fixed income markets. From 1995 to 2005, Mr. Filipps was Chairman, Chief Executive Officer and a Director of Radian Group Inc. (NYSE: RDN), and its principal subsidiary, Radian Guaranty Inc. (collectively, Radian Group). Radian Group provides private mortgage insurance coverage on residential mortgage loans and financial guaranty insurance on debt instruments. Mr. Filipps originally joined Radian in 1992 as Senior Vice President and Chief Financial Officer and became Executive Vice President and Chief Operating Officer in 1994. From 1975 to 1992, Mr. Filipps was at American International Group where he served in a number of executive, financial and investment management positions. Mr. Filipps has been a Director of Impac Mortgage Holdings, Inc. (NYSE: IMH), a mortgage real estate investment trust, since November 1995 and is currently a Director of the World Affairs Council of Philadelphia. Mr. Filipps is 59 years old.

Thomas J. Hartlage has been a director of the Company since March 2002. Since 1990, Mr. Hartlage has been employed in a variety of capacities at subsidiaries of AEGON N.V. (NYSE: AEG), an insurance company. At AEGON N.V. his responsibilities have included strategic planning and product and market development. From 2001 to 2006, he was president of AEGON Structured Products, Inc., a unit of AEGON Institutional Markets focused on building and developing structured transaction business in the capital markets sector. Since mid-2006, Mr. Hartlage has managed the European operation of AEGON’s Institutional Markets Division from Dublin, Ireland. Mr. Hartlage has more than 25 years of experience in the financial services sector and is a chartered financial analyst (CFA). Mr. Hartlage is 55 years old.

James K. Hunt has been a director of the Company since October 2004. Mr. Hunt co-founded and has been Managing Partner of Bison Capital Asset Management, LLC, a private equity firm, since 2001. Mr. Hunt currently serves as a director of Fidelity National Information Systems, Inc. (NYSE: FIS). From 2001 to 2002, Mr. Hunt also served as an outside consultant to SunAmerica Investments, Inc., a company specializing in retirement savings solutions. From 1990 to 2000, he was employed by SunAmerica Inc. where he became President of SunAmerica Corporate Finance and Executive Vice President of SunAmerica Investments, Inc., which subsequently became a unit of AIG SunAmerica. During his tenure at SunAmerica, he was also President and Chief Executive Officer of the Anchor Pathway Funds and SunAmerica Series Trust with assets exceeding $26 billion. Mr. Hunt serves on the board of directors of several private corporations including Bison Portfolio Investments. From March 2002 to October 2004, Mr. Hunt served as a director of Primus Financial Products, LLC, a subsidiary of the Company. Mr. Hunt is 55 years old.

Directors Continuing in Office until 2008

Paul S. Giordano has been a director of the Company since 2005. Mr. Giordano serves as president, chief executive officer and deputy chairman of Security Capital Assurance Ltd (NYSE: SCA) and chairman and chief executive officer of XL Capital Assurance Inc. Mr. Giordano served as chief executive for financial products and services and executive vice president of XL Capital Ltd (NYSE: XL), a provider of insurance and reinsurance coverage and financial products and services, from 2004 until 2006. Mr. Giordano was executive vice president, general counsel and secretary of XL Capital Ltd from 1999 to 2004 and served as a director and/or officer of a number of XL Capital Ltd subsidiaries and affiliates. From 1997 to June 1999, he served as senior vice president, general counsel and secretary of XL Capital Ltd. Mr. Giordano was in private practice at the law firm of Clifford Chance from 1993 to 1996 and in private practice at the law firm of Cleary, Gottlieb, Steen & Hamilton from 1990 to 1993. Mr. Giordano is 44 years old.

Robert R. Lusardi has been a director of the Company since March 2002. Mr. Lusardi is an executive vice president and a senior partner of White Mountains Insurance Group, Ltd. (NYSE: WTM), a financial services firm, and is chief executive officer of White Mountains Financial LLC. From 1998 to 2005, he was an executive vice president and member of the executive management board of XL Capital Ltd. (NYSE: XL), a provider of insurance and reinsurance coverage and financial products and services; his positions included chief financial officer and chief executive officer of financial products and services operating segment. From 1980 until 1998, Mr. Lusardi was at Lehman Brothers where he ultimately served as a managing director and headed the insurance and asset management investment banking practice. He is also director of Symetra Financial Corporation, a life insurance entity; One Beacon Insurance Group, Ltd. (NYSE: OB), a property-casualty insurer; and Esurance Inc., a personal lines insurer. Mr. Lusardi is 50 years old.

John A. Ward, III has been a director of the Company since October 2004. Mr. Ward is currently the Chairman of the Board and Chief Executive Officer of Innovative Card Technologies (NASDAQ: INVC), a payment card technology company. He was previously Chairman of the Board and Chief Executive Officer of Doral Financial (NYSE: DRL), a consumer finance and bank holding company, and the Chairman of the Board of Directors and Chief Executive Officer of American Express Bank and President of Travelers Cheque Group. Mr. Ward joined American Express following a 27-year career at Chase Manhattan Bank, during which he held various senior posts in the United States, Europe and Japan. His last position at Chase Manhattan Bank was that of Chief Executive Officer of ChaseBankCard Services, which he held from 1993 until 1995. Presently, Mr. Ward serves as a director of Rewards Network Inc. (AMEX: IRN), a loyalty and rewards marketing company, and Coactive Marketing Group, Inc. (NasdaqCM: CMKG), a marketing, sales promotion and interactive media services and e-commerce provider company. From 2002 to 2004, Mr. Ward served as a director of Primus Financial Products, LLC, a subsidiary of the Company. Mr. Ward is 60 years old.

Committees of the Board of Directors

The Company’s Board of Directors has the power to appoint committees to perform certain management and administration functions. The Company’s Board of Directors currently has an Audit Committee, a Compensation Committee, a Finance and Investment Committee and a Nominating and Corporate Governance Committee. The Company believes that the members of the Audit, Compensation and Nominating and Corporate Governance Committees are ‘‘independent’’ directors under the standards applicable to members of those committees imposed by the regulations of the SEC for audit committees and the NYSE’s listing standards for audit, compensation and nominating/corporate governance committees.

Audit Committee

The Audit Committee assists the Board in overseeing (1) the integrity of the Company’s financial statements, including its system of internal controls, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, and (4) the performance of the Company’s independent audit function and independent auditors, as well as preparing an audit committee report as required by the SEC to be included in the Company’s annual proxy statement. The Audit Committee, on behalf of the Board of Directors, recommends to the shareholders the appointment and termination of an independent public accounting firm to be engaged to audit the Company’s financial statements; discusses with the independent auditors their independence; reviews and discusses the audited financial statements with the independent auditors and management; and recommends to the Board of Directors whether the audited financials should be included in future Annual Reports on Form 10-K to be filed with the SEC. The Audit Committee consists of three members, all of whom are financially literate within the meaning of the NYSE’s standards. Messrs. Goldie-Morrison, Hartlage and Ward (Chairman) are the members of this committee, which operates under a written charter that is available on the Company’s website at www.primusguaranty.com (a printed copy of which will be provided upon request). The Board has designated Mr. Ward as the Audit Committee’s financial expert within the meaning of the SEC’s rules and regulations. The Audit Committee held five meetings in 2006.

Compensation Committee

The Compensation Committee reviews and either approves, on behalf of the Board of Directors, or recommends to the Board of Directors for approval (1) the annual salaries and other compensation of the Company’s executive officers and (2) individual grants of equity-based incentive awards, as well as providing a compensation committee report as required by the SEC to be included in the Company’s annual proxy statement. The Compensation Committee also: (1) reviews, considers and approves the compensation policies and philosophy for the Company’s executive officers, other employees, and directors, (2) establishes compensation plans and programs for senior executives and other employees, including incentive and equity based plans and programs, any appropriate employment contracts, special retirement benefits and severance or change of control payments, (3) annually reviews these plans and programs, (4) administers the Company’s incentive and equity based plans and programs, and (5) monitors tax issues relating to these matters. The Compensation Committee has not delegated and may not delegate any of its responsibilities. Management of the Company makes recommendations to the Compensation Committee on all matters of compensation, except director compensation. No compensation consultants were retained or involved in connection with 2006 compensation. Messrs. Esposito, Filipps (Chairman) and Hunt are the members of this committee, which operates under a written charter that is available on the Company’s website at www.primusguaranty.com (a printed copy of which will be provided upon request). The Compensation Committee held four meetings in 2006.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or was during 2006 or any time prior thereto, an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company during 2006 pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. None of the Company’s executive officers currently serves or ever has served as a member of the board of directors, the compensation committee, or any similar body, of any entity one of whose executive officers serves or served on the Company’s Board of Directors or the Compensation Committee.

Finance and Investment Committee

The Finance and Investment Committee reviews and either approves, on behalf of the Board of Directors, or recommends to the Board of Directors for approval, the Company’s capital management policies including reviewing and recommending actions with respect to strategic investments, new business initiatives, capital raising and reviewing the Company’s investment guidelines and performance. Messrs. Giordano, Goldie-Morrison, and Lusardi (Chairman) are the members of this committee, which operates under a written charter that is available on the Company’s website at www.primusguaranty.com (a printed copy of which will be provided upon request). The Finance and Investment Committee held four meetings in 2006.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for the oversight of, and assists the Board of Directors in, developing and recommending corporate governance practices and selecting the director nominees to stand for election at annual meetings of the Company’s shareholders. Messrs. Esposito (Chairman), Filipps and Hunt are the members of this committee, which operates under a written charter that is available on the Company’s website at www.primusguaranty.com (a printed copy of which will be provided upon request). The Nominating and Corporate Governance Committee held four meetings in 2006.

Any shareholder or the Board may propose any person for election as a director pursuant to the Company’s Bye-laws. A shareholder who wishes to propose an individual for election as a director must provide written notice to the Company’s Secretary of the intention to propose the nominee and such nominee’s willingness to serve as a director. Notice must be given not less than 90 days before the anniversary of the last annual general meeting prior to the notice or not less than 10 days prior to the meeting at which directors are to be elected, whichever deadline occurs earlier. In addition, each notice must set forth as to each individual whom a shareholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of such individual, (ii) the principal occupation or employment of such individual, (iii) the number of shares of the Company which are beneficially owned by such individual, and (iv) any other information relating to such individual that is required to be disclosed under the rules of the SEC applicable to solicitations of proxies with respect to nominees for election as directors. The shareholder proposing the nominee must provide (a) his or her name and address, as they appear on the register of shareholders of the Company, (b) the number of common shares which are beneficially owned by such shareholder, and (c) the period of time such common shares have been owned. Individuals proposed by shareholders in accordance with these procedures will receive the same consideration that individuals identified to the Nominating and Corporate Governance Committee through other means have.

The Nominating and Corporate Governance Committee has established the following standards and qualifications for members of the Board of Directors:

•	Each director shall at all times represent the interests of the shareholders of the Company.

•	Each director shall at all times exhibit high standards of integrity, commitment and independence of thought and judgment.

•	Each director shall dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attending shareholder meetings and meetings of the Board and committees of which he or she is a member and reviewing in advance all meeting materials.

•	Non-management directors shall meet the applicable standards of independence from the Company and its management.

•	The Board shall encompass a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to all of the Company’s operations and interests.

The Nominating and Corporate Governance Committee periodically reviews the appropriate size and composition of the Board and anticipates future vacancies and needs of the Board. In the event the Nominating and Corporate Governance Committee recommends an increase in the size of the Board or a vacancy occurs, the Nominating and Corporate Governance Committee will consider qualified nominees from several sources, which may include current Board members, a director research firm, and nominees recommended by shareholders and other persons. The Nominating and Corporate Governance Committee may from time to time retain a director search firm to help it identify qualified director nominees for consideration.

The Nominating and Corporate Governance Committee evaluates qualified director nominees at regular or special Nominating and Corporate Governance Committee meetings against the current director qualification standards described above and reviews qualified director nominees with the Board. The Nominating and Corporate Governance Committee interviews candidates who meet the director qualification standards, and the Nominating and Corporate Governance Committee selects nominees who best suit the Board’s current needs and recommends one or more of such individuals for appointment to the Board.

Compensation of Directors

During 2006, the Company compensated each of its non-management directors in the following manner:

•	an annual award of common shares having a value of $45,000;

•	an annual cash retainer of $15,000;

•	a fee of $1,000 for attending each meeting of the Board of Directors or of a Board committee;

•	an additional annual retainer of $10,000 for the Chairman of the Audit Committee; and

•	an additional annual retainer of $5,000 for the Chairman of each other committee.

Starting in 2007, the Company compensated each of its non-management directors in the following manner:

•	an annual award of common shares having a value of $49,500;

•	an annual cash retainer of $16,500;

•	a fee of $1,000 for attending each meeting of the Board of Directors or of a Board committee;

•	an additional annual retainer of $12,000 for the Chairman of the Audit Committee; and

•	an additional annual retainer of $6,000 for the Chairman of each other committee.

The common shares referred to above will be fully vested when awarded, although such common shares will not be issued to the director until the director leaves the Board. The Company promptly reimburses all directors for reasonable expenses incurred to attend meetings of the Board of Directors or of Board committees.

The Company has been advised by Mr. Hartlage that, consistent with his employer’s corporate practice, Mr. Hartlage has ceded and will continue to cede any compensation actually received by him as a director to Transamerica Life Insurance Company. Messrs. Esposito and Giordano waived their compensation for 2006. In 2007, Mr. Esposito will start being fully compensated as a director as of February 1, 2007 and Mr. Giordano will start being fully compensated as a director as of March 1, 2007.

The total 2006 compensation of the Company’s non-management directors is shown in the following table:

Director Compensation for the Fiscal Year Ended December 31, 2006

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)[1]		Total ($)
Michael P. Esposito, Jr.	—		—		—
Frank P. Filipps	32,000		44,998		76,998
Paul S. Giordano	—		—		—
Duncan E. Goldie-Morrison	29,000		44,998		73,998
Thomas J. Hartlage	25,000	[2]	44,998	[2]	69,998
James K. Hunt	27,000		44,998		71,998
Robert R. Lusardi	35,000		44,998		79,998
John A. Ward, III	35,000		44,998		79,998

(1)	The actual stock grants were determined by dividing one quarter of the annual equity award by the closing price of the stock as of the end of each quarter and ignoring any fractional shares. This resulted in the granting of 3,825 shares to each director receiving stock compensation during 2006.

(2)	Consistent with the corporate practice of Mr. Hartlage’s employer, Transamerica Life Insurance Company, Mr. Hartlage has ceded and will continue to cede any compensation actually received by him to Transamerica Life Insurance Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than ten percent of the Company’s common shares to file reports of ownership and changes in ownership of such common shares with the SEC and NYSE. These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on the Company’s review of the copies of such forms it has received, as well as information provided and representations made by the reporting persons, the Company believes that all of its executive officers and directors and the beneficial owners of more than ten percent of its common shares have complied with Section 16(a) during the Company’s fiscal year ended December 31, 2006, except as follows: (1) Mr. Frank Filipps, a director of the Company, failed to file on a timely basis the purchase of 219 shares of common stock during the period from January 6, 2006 to February 16, 2006, which shares were later reported on a Form 4 dated March 20, 2006, and (2) Mr. Richard Claiden, the Chief Financial Officer of the Company, acquired 11,034 shares on October 23, 2006 and reported the shares on November 20, 2006.

EXECUTIVE OFFICERS

In addition to Mr. Jasper, the Company’s Chief Executive Officer, whose biographical information is set forth above, the executive officers of the Company are:

Richard Claiden has been the Company’s Chief Financial Officer since October 2003. From 2000 to October 2003, Mr. Claiden was a Managing Director and from 2001 to 2003 Head of Operational Risk in the investment banking division of JPMorgan Chase. From 1994 to 1999, Mr. Claiden held various executive positions at the Canadian Imperial Bank of Commerce. Mr. Claiden is 55 years old.

Charles McLendon joined the Company in March 2006 as President of Primus Asset Management, Inc., a subsidiary of the Company, and is leading the build out of the Company’s asset management business. Prior to joining the Company, Mr. McLendon held a number of senior positions at Bank of America from 1998 to 2005. Most recently, he was Global Head, Investment Grade Group, at Bank of America, with responsibility for all investment grade sales, trading and syndicate activities. This included corporate bond, credit derivatives, and structured credit products, as well as internally and externally managed structured credit investment vehicles. Mr. McLendon’s other positions included Head of Global Structured Products and Head of Structured Credit Products, roles that included responsibility for the bank’s structured credit, collateralized debt obligations, tax, and pension/insurance products. Prior to Bank of America, Mr. McLendon worked for Union Bank of Switzerland from 1992 to 1998 where he was co-head of credit and interest rate swaps marketing to financial institutions. Earlier in his career, Mr. McLendon held positions in the derivative markets at General Re Financial Products and Bankers Trust. Mr. McLendon is 47 years old.

Charles B. Truett joined the Company in August 2001 as Chief Risk Officer. Since March 2005, he has also served as Head of Portfolio Management, overseeing the credit default swap portfolio of Primus Financial Products, LLC, a subsidiary of the Company, as well as third party portfolios managed by Primus Asset Management, Inc., another subsidiary of the Company. Prior to joining the Company, Mr. Truett served for 31 years in credit management with Bank of America and, prior to its 1994 merger with Bank of America, Continental Bank. From 2000 to 2001 he was Senior Risk Management Executive for Asia and from 1998 to 2000 he was Senior Credit Officer for Latin America. From 1994 to 1998 he was Senior Credit Officer for Derivatives and Securities for North and South America, and Chief Credit Officer and member of the Board of Directors of BA Securities, Inc. From 1988 to 1994, he served as the Senior Credit Officer of Continental Bank for all trading areas, with global responsibility for credit extended to financial institutions. Mr. Truett has announced that he will be leaving the Company’s employ at the end of the first quarter 2007. Mr. Truett is 62 years old.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis appearing below with management. Based on this review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

Compensation Committee Frank P. Filipps, Chairman Michael P. Esposito, Jr. James K. Hunt

Compensation Discussion and Analysis

Compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer and the other named executive officers is shown in the Summary Compensation Table and supplemental tables that follow this discussion. The following discussion and analysis, which has been approved by the Compensation Committee, analyzes the objectives and results for 2006 of our executive officer compensation policies and procedures.

Compensation Policies and Objectives

The Compensation Committee seeks to ensure that executive compensation helps the Company to attract, retain and motivate the key personnel it needs to manage its business. Compensation levels are designed to be competitive and to provide the opportunity to achieve above-market compensation in the event of superior performance. Performance is assessed with respect to the Company as a whole and as to each individual, in both cases in relation to clearly delineated objective and subjective goals set at the beginning of each assessment period. In 2006, these goals included:

•	ensuring that the Company maintains the highest public market standards for financial reporting and control;

•	maximizing the investment performance of the Company’s cash portfolio;

•	expanding the Company’s comprehensive investor relations program;

•	refining the Company’s capital forecasting and optimization methodology;

•	developing capital raising alternatives, securing internal/external approvals and executing transactions;

•	developing and implementing the strategic expansion of the Company;

•	enhancing and managing the Company’s portfolio management resources to support the Company’s expanding investment strategy;

•	refining portfolio management performance metrics;

•	increasing the size of the single name and tranche credit default swap portfolio and expanding the Company’s capacity to sell protection including credit default swaps of residential mortgage-backed securities and commercial mortgage-backed securities; and

•	achieving superior portfolio performance as measured by portfolio credit migration and incurring hedging costs within budgeted targets.

The performance goals have been set at levels such that their satisfaction would require significant effort on the part of the executive officers and would require superior market performance.

Components of Executive Compensation

Compensation is composed exclusively of annual compensation, which includes a base salary and a discretionary bonus, and long-term incentive awards. These compensation components are independently determined and are each designed for a specific purpose, as discussed below. The following provides an analysis of each element of compensation and what it is designed to reward and why it is included as an element of the Company’s executive compensation.

Base Salary

Base salaries are designed to be competitive, so that the Company is able to retain and attract new employees as needed. The Company uses market salaries for similar positions as well as the salaries of those specific individuals it is trying to recruit to assist it in determining the amount of base salary it needs to offer to be competitive. When determining market salaries for similar positions, the Company considers the level of compensation paid to individuals in comparable executive positions at companies with which it competes to recruit and retain executives. Base salaries are reviewed annually, and any changes based on these reviews are generally made in February of each calendar year.

Based on the above criteria, the Chief Executive Officer determined that some adjustments to the base salaries of the executive officers were warranted for 2007. The Chief Executive Officer expressed this determination to the Compensation Committee, which increased the base salaries for Richard Claiden to $350,000 and for Charles McLendon to $375,000.

Bonus

Bonuses are designed to award executive officers for both Company and individual performance for the prior year as measured by the progress made in connection with the goals set at the beginning of the year. Bonuses allow individuals to obtain above-market compensation levels in the event of superior performance. Bonuses for executive officers and certain other key employees are paid 70% in cash and 30% in restricted shares, which vest ratably over three years. The bonus pool for a specific year is determined at the discretion of the Chief Executive Officer, subject to the approval of the Compensation Committee. In general, if the Company’s financial performance, and management’s performance with regard to certain qualitative factors, are deemed satisfactory, the bonus pool will equal the budgeted bonus accrual. Except with respect to the Chief Executive Officer, the allocation of the bonus pool among eligible participants is determined by the Chief Executive Officer, with approval of the Compensation Committee. The Chief Executive Officer does not recommend a bonus amount with respect to himself. Bonus awards are made annually as soon as practicable following allocation of the bonus pool in February of each calendar year. Generally, executive officers must be employed with the Company on the date of distribution of the bonus pool in order to be eligible to receive a bonus.

In evaluating the performance of management, the Compensation Committee believes it is appropriate to consider both the Company’s United States generally accepted accounting principle (‘‘GAAP’’) financial results as well as the impact on those results of fair value accounting and the termination of credit swaps. Therefore, the Compensation Committee evaluates what the Company’s economic results would have been if it excluded from revenue the amounts of any unrealized gains and losses on its portfolio of credit swaps sold, and any realized gains from terminations of credit swaps sold prior to maturity, although it amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps purchased as investments.

In assessing the Company’s performance for 2006, the Compensation Committee considered three factors: (1) return on economic equity (40%); (2) economic results (GAAP results adjusted for the effects of FAS 133’s mark to market accounting) (30%); and (3) qualitative considerations (30%). The Compensation Committee determined that performance with respect to these factors had exceeded target levels, and accordingly decided, in connection with the recommendation of the Chief Executive Officer, to create a total bonus pool that was approximately equal to the amount accrued under the 2006 budget. The Compensation Committee then reviewed the individual performance of the executive officers and other key employees and the Chief Executive Officer’s recommended bonus amount for each executive officer, excluding himself, based on the above factors and each individual’s performance goals. The Compensation Committee approved these recommendations and also determined the bonus amount with respect to the Chief Executive Officer. Specific bonus awards for each of the named executive officers are set forth below in the Summary Compensation Table.

In assessing the Company’s performance for 2007, the Compensation Committee will again consider the same three factors stated above.

Long-Term Incentive Awards

Long-term incentives are designed to provide performance incentives over a horizon longer than one year and to provide key employees with an equity interest in the Company so as to encourage an appropriate alignment with shareholders. Also, through vesting and forfeiture provisions, long-term incentive awards create incentives for executive officers to remain with the Company. Such awards can include grants of share options, which vest ratably over four years, performance shares, which vest at the end of a three-year performance period only if specified performance goals are met, and/or restricted shares, which vest ratably over three years. The allocation among these three alternatives is based on a determination of which package most closely aligns the interests of the key employee with the long-term interests of the Company. These awards have been made, and are expected to continue to be made, annually in February of each calendar year to coincide with the Company’s payment of annual bonuses. At the time of the Company’s initial public offering in 2004, awards were made of both share options and performance shares (for the performance period 2004-2006). In February 2005, an additional award of performance shares was made for the performance period 2005-2007. In February 2006, additional awards of share options and performance shares (for the performance period 2006-2008) were made.

For 2006, the Compensation Committee determined the total amount of long-term incentive awards, and the specific awards made to executive officers, other than the Chief Executive Officer, and other key employees, all based upon recommendations from the Chief Executive Officer. The Chief Executive Officer did not recommend a long-term incentive award with respect to himself. All long-term incentive awards made to the Chief Executive Officer were determined solely by the Compensation Committee.

The Chief Executive Officer’s recommendations with respect to long-term incentive awards were based on an assessment of the potential long term contributions to the Company of each executive officer. The Chief Executive Officer recommended that all long-term incentive awards for executive officers be made in share options with the goal of further aligning the interests of the executive officers with the interests of the shareholders. These awards of share options produce value only if the Company’s share price increases over the exercise price. Share options granted in 2006 to executive officers vest ratably over four years and expire after seven years. The specific long-term incentive awards for each of the named executive officers are set forth below in the Grants of Plan Based Awards table, and information regarding all outstanding equity awards as of the end of 2006 for the named executive officers is set forth below in the Outstanding Equity Awards at December 31, 2006.

Departure of Charles B. Truett

Mr. Truett, the Company’s Head of Portfolio Management, has announced that he will be leaving the Company’s employ on March 31, 2007. To assist in an orderly transition, Mr. Truett has agreed to provide the Company with consulting services through March 2008. Pursuant to the terms of the consulting agreement between the Company and Mr. Truett, Mr. Truett will receive a consulting fee of $300,000.

Asset Management Business Compensation Plan

The Compensation Committee has agreed to create a new pay plan for Mr. McLendon and the Company’s asset management business, including an annual performance bonus pool based on net income from that business and long-term incentive awards triggered by reaching revenue and return on equity targets. This plan is scheduled to take effect for bonuses paid in 2009 based on 2008 performance.

Tax Matters

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to certain ‘‘covered employees’’ of a publicly held corporation unless the payments are made under qualifying performance-based plans. This calculation generally excludes compensation payable pursuant to awards granted prior to the Company’s 2008 Annual General Meeting of Shareholders under plans and arrangements that existed prior to the Company’s initial public offering. While the Compensation Committee generally seeks to maximize the deductibility of compensation paid to executive officers, it will maintain flexibility to take other actions that may be based on considerations other than tax deductibility.

Summary Compensation Table

The table below presents the annual compensation for services in all capacities to the Company and its subsidiaries for the periods shown for the Company’s Chief Executive Officer, Chief Financial Officer, the Company’s two most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers of the Company on December 31, 2006 and Zachary Snow, who resigned as the Company’s General Counsel effective July 10, 2006. These officers are referred to as the ‘‘named executive officers.’’ All dollar amounts are in United States dollars.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(3)	Total ($)
Thomas W. Jasper	2006	500,000	1,200,000	815,170	233,074	2,748,244
Chief Executive Officer
Richard Claiden	2006	300,000	500,000	270,725	55,079	1,125,804
Chief Financial Officer
Charles McLendon(1)	2006	286,712	500,000	238,767	78,426	1,103,905
President-Primus Asset Management, Inc.
Charles B. Truett	2006	350,000	700,000	330,789	122,095	1,502,884
Head of Portfolio Management
Zachary Snow(2)	2006	182,191	—	(571)	(101,167)	80,453
Former General Counsel

(1)	Mr. McLendon joined the Company on March 7, 2006.

(2)	Mr. Snow resigned from the Company effective July 10, 2006 and, therefore, forfeited his unvested equity.

(3)	Based upon the 2006 GAAP expense as recorded in the Company’s financial statements.

Grants of Plan-Based Awards with respect to Last Fiscal Year

The following table shows all grants of plan-based awards to the named executive officers with respect to the fiscal year ended December 31, 2006:

Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2006

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold (#)	Target (#)	Maximum (#)
Thomas W. Jasper	2/15/2006	17,875	35,750	53,625	29,435	65,000	12.74	(1)	1,097,022
Richard Claiden	2/15/2006	4,750	9,500	14,250	11,522	15,700	12.74	(1)	332,206
Charles McLendon	3/06/2006	—	—	—	70,000	95,000	12.45	(2)	1,253,173
Charles B. Truett	2/15/2006	9,250	18,500	27,750	14,549	32,400	12.74	(1)	553,917
Zachary Snow	2/15/2006	4,750	9,500	14,250	10,344	15,700	12.74	(1)	317,199

(1)	Represents the closing price of the Company’s common stock on the date the Board approved the options, February 1, 2006.

(2)	Represents the closing price of the Company’s common stock on the date before Mr. McLendon joined the Company, March 6, 2006.

(3)	Value assumes target level performance for performance shares.

Outstanding Equity Awards at Fiscal Year End

The following table shows all unexercised options and stock that has not vested for each of the named executive officers as of December 31, 2006:

Outstanding Equity Awards at December 31, 2006

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Performance Share Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Performance Share Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(3)
Thomas W. Jasper	37,500	12,500	6.93	2/15/2013	12,247	(4)	141,453	78,750	(5)	909,563
Thomas W. Jasper	30,625	30,625	9.76	2/15/2014	16,911	(6)	195,322	36,635	(7)	423,134
Thomas W. Jasper	39,375	39,375	13.50	10/5/2011	29,435	(8)	339,974	35,750	(9)	412,913
Thomas W. Jasper	—	65,000	12.74	2/2/2013	—		—	—		—
Richard Claiden	9,375	9,375	9.76	2/15/2014	731	(4)	8,443	18,750	(5)	216,563
Richard Claiden	9,375	9,375	13.50	10/5/2011	6,853	(6)	79,152	11,000	(7)	127,050
Richard Claiden	—	15,700	12.74	2/2/2013	11,522	(8)	133,079	9,500	(9)	109,725
Charles McLendon	—	95,000	12.45	3/7/2013	70,000	(10)	808,500	—		—
Charles B. Truett(11)	28,125	9,375	6.93	2/15/2013	5,225	(4)	60,349	25,000	(5)	288,750
Charles B. Truett	20,313	20,313	9.76	2/15/2014	6,355	(6)	73,400	16,271	(7)	187,930
Charles B. Truett	12,500	12,500	13.50	10/5/2011	14,549	(8)	168,041	18,500	(9)	213,675
Charles B. Truett	—	32,400	12.74	2/2/2013	—		—	—		—
Zachary Snow(12)	—	—	—	—	—		—	—		—

(1)	The Company’s closing price on December 29, 2006 was $11.55.

(2)	Number of shares assumes target level performance for performance shares.

(3)	Values assumer target level performance for Performance Shares.

(4)	These restricted shares units were granted on February 15, 2004 at $9.76.

(5)	These performance share units were granted on October 4, 2006 at $13.50.

(6)	These restricted shares units were granted on February 15, 2005 at $16.05.

(7)	These performance share units were granted on February 15, 2005 at $16.05.

(8)	These restricted shares units were granted on February 15, 2006 at $12.74.

(9)	These performance share units were granted on February 15, 2006 at $12.74.

(10)	These restricted shares units were granted on March 7, 2006 at $12.45.

(11)	Mr. Truett will leave the Company’s employ at the end of the first quarter 2007 at which time all stock options and stock awards will be forfeited. His exercisable stock options will expire as of June 30, 2007.

(12)	Mr. Snow forfeited all of his unvested stock award on July 10, 2006 and all of his unvested options awards on November 9, 2006 as a result of his resignation.

Option Exercises and Vesting of Restricted Share Units with respect to Last Fiscal Year

Shown below is information with respect to option exercises and vesting of restricted share units for each of the named executive officers with respect to the fiscal year ended December 31, 2006:

Option Exercises and Stock Vested for the Fiscal Year Ended December 31, 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Thomas W. Jasper	—	—	26,594	344,387
Richard Claiden	—	—	20,459	234,943
Charles McLendon	—	—	—	—
Charles B. Truett	—	—	11,797	152,771
Zachary Snow	31,250	122,112	11,309	146,445

(1)	The value realized on vesting includes the amounts withheld for taxes.

Share Option and Other Benefit Plans

2004 Stock Incentive Plan

On April 6, 2004, the Company adopted a 2004 Stock Incentive Plan (the ‘‘2004 Plan’’) to replace the Company’s generally similar Stock Incentive Plan (the ‘‘Incentive Plan’’). Awards previously granted under the Incentive Plan will remain outstanding in accordance with their terms. The 2004 Plan generally is to be administered by the Compensation Committee of the Board of Directors, except that the full Board may act at any time to administer the plan, and authority to administer any aspect of the 2004 Plan may be delegated to the Chief Executive Officer or any other person. The 2004 Plan allows the Compensation Committee, as the plan administrator, to grant awards of common shares or the right to receive or purchase common shares (including options to purchase shares, restricted shares and share units, bonus shares, performance shares, and share appreciation rights) to Company employees, directors or other persons or entities providing significant services to the Company or its subsidiaries, and further provides the plan administrator the authority to reprice outstanding share options or other awards. The actual terms of an award, including the number of common shares relating to the award, any exercise or purchase price, any vesting, forfeiture or transfer restrictions, the time or times of exercisability for, or delivery of, common shares, are to be determined by the plan administrator and set forth in a written award agreement with the participant.

The aggregate number of common shares for which awards may be granted under the 2004 Plan cannot exceed 12% of the number of common shares issued and outstanding at the time any award is granted. Awards made under the 2004 Plan that have been forfeited, cancelled or expired, will not be treated as having been granted for purposes of the preceding sentence. Unless otherwise provided in an award agreement, all unvested awards become fully vested, and all performance conditions will lapse, upon a change in control of the Company (as defined in the Senior Management Severance Pay Plan described below) or upon termination of the grantee’s employment by reason of the grantee’s death, disability or retirement, except that certain performance-based awards will only vest based on the number of days completed in the applicable performance period (as of the date of termination).

The 2004 Plan permits the plan administrator to make an equitable adjustment to the number, kind and exercise price per share of awards in the event of the Company’s recapitalization, reorganization, merger, spin-off, share exchange, dividend of common shares, liquidation, dissolution or other similar transaction or events. In addition, the plan administrator may make adjustments in the terms and conditions of any awards in recognition of any unusual or nonrecurring events. The Board of Directors may, at any time, alter, amend, suspend or discontinue the 2004 Plan. The 2004 Plan will automatically terminate ten years after it has been most recently approved by the Company’s shareholders.

Annual Performance Bonus Plan

The Company’s Annual Performance Bonus Plan (the ‘‘Bonus Plan’’) is maintained in order to tie a portion of each participant’s compensation to the Company’s financial success and to attract, retain and motivate persons of outstanding ability to exert their best efforts on the Company’s behalf. Mr. Jasper has been designated by the Board of Directors as plan administrator and in general (except where the Compensation Committee has retained discretion) has sole discretion, power and authority to interpret and administer the Bonus Plan.

As soon as practicable at the end of each fiscal year, the bonus pool with respect to such year will be determined at the discretion of the Chief Executive Officer, subject to the approval of the Compensation Committee. In general, if the Company’s financial performance, and management’s performance with regard to certain qualitative factors, are deemed satisfactory, the bonus pool will equal the budgeted bonus accrual. The bonus pool may be larger or smaller, depending upon the Company’s actual results and such other factors. The allocation of the bonus pool among eligible participants will be determined by the Chief Executive Officer, with approval of the Compensation Committee. Such awards will be based upon individual performance (subject to the predetermined guarantees and caps). A specified portion of a participant’s bonus, up to 30%, is payable in the form of restricted share units (‘‘RSUs’’) under the 2004 Plan. Payment of the cash portion of each participant’s bonus will generally be distributed as soon as practicable following allocation of the bonus pool each year. Generally, participants must be employed with the Company on the date of distribution of the bonus pool in order to be eligible to receive an award.

Senior Management Severance Pay Plan

The Company has adopted a Senior Management Severance Pay Plan (the ‘‘Severance Plan’’) for designated key employees, including all of the Company’s executive officers other than the Chief Executive Officer. Employees are required to sign a non-competition agreement and a release of claims against the Company as a condition of receiving any payment under the Severance Plan. The Board may amend or terminate the Severance Plan, or remove or add designated participants, on 12 months’ notice to any participants affected by the change, provided that no changes adverse to participants may be made during the 18 month period following a change in control.

Severance payable outside the context of a change in control for termination of employment without cause will equal one month of base pay, bonus (based on the average amount of cash and equity (valued as of the grant date) paid as bonus in each of the previous three years, pro-rated as necessary), and reimbursement of Consolidated Omnibus Budget Reconciliation Act (‘‘COBRA’’) premiums, for each full year of completed service, with a minimum severance of two months and a maximum severance of 12 months, as well as a pro-rata annual bonus for the current year prior to termination. Additionally, (1) all equity will vest in the event of death, disability or retirement, (2) all make-whole signing bonuses will vest in the event of a termination without cause, and (3) all equity granted as bonuses will vest in the event of position elimination.

Severance payable for termination or resignation of the executive for ‘‘Good Reason’’ occurring during an 18 month period following a change in control will include base pay, bonus (based on the average amount of cash and equity (valued as of the grant date) paid as bonus in each of the previous three years, pro-rated as necessary), and reimbursement of COBRA premiums for an 18 month severance period, as well as accelerated vesting of outstanding share-based awards (on a pro-rated basis for performance-based share awards) and a pro-rata annual bonus for the current year prior to termination. ‘‘Good Reason’’ is defined as the reduction of an executive’s rate of pay, a relocation of more than 50 miles, a material and adverse change in the executive’s responsibilities, or a failure by the Company to obtain the assumption of the Severance Plan by any successor. If any payments under the Severance Plan or otherwise are subject to the ‘‘golden parachute’’ excise tax, the Company will pay participants an amount sufficient to negate the impact of this tax, unless the tax can be eliminated by a 10% or less reduction of the amounts payable. Any severance payable pursuant to the Severance Plan will be offset by severance payable under any applicable employment agreement. For purposes of the Severance Plan, a change in control is defined as (1) an acquisition by any person or group of a beneficial interest of at least 30% (50% if such person owned common shares immediately prior to the Company’s initial public offering) of the voting power with respect to the election of directors, (2) a change in the composition of a majority of the Board not approved by incumbents, or (3) any reorganization, merger or sale of assets or similar transaction where shareholders immediately prior to such transaction cease to own at least 50% of voting shares of the resulting corporation.

If a termination following a change in control were to have occurred as of the end of 2006, the following named executive officers would have been entitled to the following payments under the Severance Plan:

Name(1)	18 Months Pay (with Bonus)	Value of Accelerated Vesting of Equity	COBRA Reimbursement	Total(2)
Richard Claiden	$1,352,679	$522,105	$8,736	$1,883,520
Charles McLendon	$1,596,429	$808,500	$8,736	$2,413,665
Charles B. Truett	$1,438,928	$830,605	$8,736	$2,278,269

(1)	Zachary Snow is not included in the table, as he was no longer in the Company’s employ as of the end of 2006 and, therefore, was no longer eligible to participate in the Severance Plan.

(2)	The totals do not include bonuses for 2006 that were paid in February 2007 and are reported elsewhere in this proxy statement.

Employment Agreement for Thomas W. Jasper

Mr. Jasper’s employment agreement provides for the following: a base salary of $500,000; an annual bonus opportunity targeted at 150% of base salary, with the actual bonus based primarily upon achievement of performance goals established annually by the Compensation Committee; and termination benefits consisting of a payment equal to five times Mr. Jasper’s annual base salary then in effect, a sum equal to the prior year’s cash bonus, a prorated annual bonus, continued health benefits for two years and full or partial accelerated or continuing vesting of his unvested incentive equity awards, payable upon a termination of employment by the Company other than for ‘‘cause’’ or by Mr. Jasper for ‘‘Good Reason’’ (which is defined in the same manner as in the Severance Plan described above). It also provides for a payment sufficient to negate the impact of any ‘‘golden parachute’’ excise tax, unless that tax can be eliminated by a 10% or less reduction of the payments to which Mr. Jasper is otherwise entitled. For example, if Mr. Jasper’s employment were terminated without cause at a time when his rate of base salary was $500,000, he would be entitled to a cash severance payment of $2.5 million, plus a sum equal to his prior year’s cash bonus, plus a prorated bonus that would depend upon the point in time during the year that the termination occurred and the Company’s actual performance during such year. He would also be entitled to the benefits and equity vesting described above. If such termination occurred as of the end of 2006, Mr. Jasper would have been paid $5,267,381 (which sum does not include his bonus for 2006 that was paid in February 2007 and is reported elsewhere in this proxy statement). The Company can terminate Mr. Jasper’s employment without any termination obligation on any anniversary of the Company’s initial public offering, starting with the third anniversary, by providing him at least six months notice. However, where such notice is provided after a ‘‘change in control’’ (which is defined in the same manner as in the Severance Plan described above) and the termination is to be effective on any anniversary of the Company’s initial public offering occurring within 18 months after such change in control, the contractual termination benefits described above will be payable to Mr. Jasper. The employment agreement also contains a prohibition on Mr. Jasper’s competing with the Company for the one-year period following termination of his employment if he is entitled to his contractual termination benefits, or if the Company elects to pay him 2.5 times his annual base salary and continues to vest certain of his equity awards for one year. If the Company terminates Mr. Jasper’s employment other than for cause on the third or any subsequent anniversary of the Company’s initial public offering, his equity awards will continue to vest on their original vesting schedule as long as Mr. Jasper does not engage in any competitive activities during the vesting period.

PROPOSAL TWO – APPOINTMENT OF INDEPENDENT AUDITORS

Under Bermuda law, the Company’s shareholders have the authority to appoint the independent auditors of the Company and to authorize the Audit Committee to fix the auditors’ remuneration. At the Annual General Meeting, the shareholders will be asked to appoint Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007, and to authorize the Audit Committee to fix their remuneration. Ernst & Young LLP has been the Company’s independent auditors since 2002 and, by virtue of their familiarity with the Company’s affairs and their qualifications, are considered qualified to perform this important function.

Audit Committee Report

The Audit Committee assists the Company’s Board of Directors in overseeing the integrity of the Company’s financial statements, including its system of internal controls, and the quality of its internal and external audit process. The Audit Committee comprises three independent directors and operates under a written charter, which is available on the Company’s website at www.primusguaranty.com and was attached to the Company’s Proxy Statement for 2005 as Appendix A. In discharge of its responsibilities, the Audit Committee held five meetings in 2006. These were in-person meetings that usually included separate executive sessions of the Audit Committee with the independent auditors, the internal auditor and management.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2006. Ernst & Young LLP, the Company’s independent auditor for 2006, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with Ernst &Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and the Audit Committee has received from Ernst &Young LLP written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended. The Audit Committee has also discussed with Ernst & Young LLP the firm’s independence from management and the Company. In considering the independence of Ernst & Young LLP, the Audit Committee took into account the amount and nature of the fees paid to Ernst & Young LLP for non-audit services.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC. The Committee has also selected Ernst & Young LLP, as the Company’s independent auditors for 2007 and is presenting the matter to the shareholders of the Company for ratification.

Audit Committee John A. Ward, III, Chairman Duncan E. Goldie-Morrison Thomas J. Hartlage

Fees of the Independent Auditors

The following table shows the total fees (in thousands) paid or accrued by the Company for audit and other services provided by Ernst & Young LLP for the fiscal years 2006 and 2005.

	2006	2005
Audit fees	$902	$1,105
Audit-related fees	421	175
Tax Services	15	—
Total	$1,338	$1,280

Audit Fees

‘‘Audit fees’’ paid to Ernst & Young LLP were compensation for professional services they rendered for the audits of the consolidated financial statements of the Company, including the audit of the effectiveness of internal control over financial reporting, and for quarterly reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, as well as the stand alone and statutory reports for certain subsidiaries.

Audit-Related Fees

‘‘Audit-related fees’’ relate to the completion of certain agreed-upon procedures on compliance with our operating guidelines and our capital model for our principal operating subsidiary, Primus Financial Products, LLC, as required by both the Standard & Poor’s and Moody’s Investor Services operating guidelines. Audit related fees also included fees associated with Ernst & Young’s work on the Company’s shelf registration statement and subsequent debt offering.

The Audit Committee has adopted policies and procedures which require that the Audit Committee pre-approve all non-audit services that may be provided to the Company by its independent auditors. The Audit Committee approved 100% of the non-audit services described above and determined that the provision of such services is compatible with maintaining the independence of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual General Meeting and to be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.

The Audit Committee and the Board of Directors recommend that the shareholders vote FOR the appointment of Ernst & Young LLP and the authorization of the Audit Committee to set their remuneration.

OTHER MATTERS

Registered and Principal Executive Offices

The registered office of the Company is at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda and the telephone number there is 441-296-0519. The offices of the Company’s principal operating subsidiaries, Primus Financial Products, LLC and Primus Asset Management, Inc., are located at 360 Madison Avenue, 23rd Floor, New York, New York 10017 and their telephone number is 212-697-2227.

Shareholder Proposals for the 2008 Annual General Meeting

In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the proxy statement for next year’s Annual General Meeting of Shareholders must be received by the Company no later than November 19, 2007. Such proposals should be sent to the Company’s Secretary at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, Attention: Secretary. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the SEC and the Company’s Bye-laws, and must be a proper subject for shareholder action under Bermuda law.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with United States federal proxy rules, Bermuda law and other legal requirements, without seeking to have the proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Bermuda law provides that only Company shareholders holding at least 5% of the total voting rights or 100 or more registered Company shareholders together may require a proposal to be submitted to an annual general meeting. Generally, notice of such a proposal must be deposited at the registered office of the Company not less than six weeks before the date of the meeting, unless the meeting is subsequently called for a date six weeks or less after the notice has been deposited. Under Rule 14a-4 of the SEC under the Exchange Act, proxies may be voted on matters properly brought before the meeting under these procedures in the discretion of the Chairman without additional proxy statement disclosure about the matter unless the Company is notified about the matter at least 45 days before the first anniversary of the date on which this proxy statement is first mailed to shareholders and the proponents otherwise satisfy the requirements of Rule 14a-4. The deadline under Rule 14a-4 for next year’s meeting is February 20, 2008.

Securities and Exchange Commission Reports

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC, are available free of charge on the Company’s website at www.primusguaranty.com under the heading ‘‘Investor Relations-SEC Filings’’ or by writing to Primus Guaranty, Ltd. at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda or to Tracy Tamaroglio, Director of Investor Relations, c/o Primus Asset Management, Inc., 360 Madison Avenue, 23rd Floor, New York, New York 10017 or via e-mail at ttamaroglio@primusguaranty.com.

General

The enclosed proxy is solicited on behalf of the Company’s Board of Directors. Unless otherwise directed, proxies held by the Chief Executive Officer or Chief Financial Officer will be voted at the Annual General Meeting or any adjournment or postponement thereof FOR the election of all nominees to the Board named on the proxy card and FOR the appointment of the independent auditors and authorizing the Audit Committee of the Board to set their remuneration. If any matter other than those described in this proxy statement properly comes before the Annual General Meeting, or with respect to any adjournment or postponement thereof, the proxies will vote the common shares represented by such proxies in accordance with their discretion.

Please vote all of your shares. Beneficial shareholders sharing an address who are receiving multiple copies of the proxy materials, Annual Report and Form 10-K should contact their broker, bank or other nominee to request that in the future only a single copy of each document be mailed to all shareholders at the shared address. In addition, if you are the beneficial owner, but not the record holder, of common shares, your broker, bank or other nominee may deliver only one copy of the proxy statement, Annual Report and Form 10-K to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement, Annual Report and Form 10-K to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders who wish to receive a separate copy of the proxy statement, Annual Report and Form 10-K, now or in the future, should submit their request to the Company by telephone at 441-296-0519 or by submitting a written request to Primus Guaranty, Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

PRIMUS GUARANTY, LTD.
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proxy card for use at the 2007 Annual General Meeting or any adjournment or postponement thereof (the ‘‘Meeting’’) of Shareholders of Primus Guaranty, Ltd., a company organized under the laws of Bermuda (the ‘‘Company’’), to be held on May 8, 2007 at 8:00 A.M., local time, at The Elbow Beach Hotel, 60 South Shore Road, Paget Parish, Bermuda.

The person signing on the reverse of this card, being a holder of common shares of the Company, hereby appoints as his/her proxy at the Meeting, Thomas W. Jasper or Richard Claiden, or either of them, with full power of substitution, and directs such proxy to vote (or abstain from voting) at the Meeting all of his or her common shares as indicated on the reverse of this card or, to the extent that no such indication is given, to vote as set forth herein, and authorizes such proxy to vote in his discretion on such other business as may properly come before the Meeting.

Please indicate on the reverse of this card how the common shares represented by this proxy are to be voted. If this card is returned duly signed but without any indication as to how the common shares are to be voted in respect of any of the resolutions described on the reverse, the shareholder will be deemed to have directed the proxy to vote FOR the election of all nominees to the Board of Directors and FOR Proposal Two, as described below.

PLEASE MARK YOUR VOTES IN THE CORRESPONDING BOXES ON THE REVERSE SIDE

1.	Election of four Class I directors to hold office for three years and until their successors are elected and qualified;

2.	Appointment of Ernst & Young LLP as the Company’s independent auditors and authorization for the Audit Committee of the Board of Directors to set the auditors’ remuneration.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

In order to be effective, completed proxy cards should be received at the address set forth on the enclosed self-addressed envelope or at Primus Guaranty, Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda by 5:00 P.M., local time, on May 7, 2007.

PLEASE INDICATE WITH AN ‘‘X’’ IN THE APPROPRIATE SPACE HOW YOU WISH YOUR SHARES TO BE VOTED. IF NO INDICATION IS GIVEN, PROXIES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS AND FOR PROPOSAL TWO, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

Please Mark Here for Address Change or Comments	SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS AND FOR PROPOSAL TWO.

1.Election of the Class I directors listed below to hold office for three years and until their successors are elected and qualified	FOR ALL	WITHHOLD AUTHORITY	FOR ALL EXCEPT*

– Michael P. Esposito, Jr.

– Duncan E. Goldie-Morrison

– Thomas W. Jasper

– Fiona E. Luck

To vote for all nominees, mark the ‘‘For All’’ box. To withhold voting for all nominees, mark the ‘‘Withhold Authority’’ box. To withhold voting for a particular nominee, mark the ‘‘For All Except’’ box and enter the name of the exception in the space provided below.

*Exceptions:    ______________________________________________

2.Appointment of Ernst & Young LLP as the Company’s independent auditors and authorization for the Audit Committee of the Board of Directors to set the auditors’ remuneration	FOR	AGAINST	ABSTAIN

Note:

1.	In the case of a corporation, this proxy must be under its common seal or signed by a duly authorized officer or director whose designation must be stated.

2.	In the case of joint holders, any holder may sign, but the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the Register of Shareholders.

3.	Please sign as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature __________________________   Title ________________________   Date ____________, 2007